Exhibit 10.1
EMPLOYMENT AGREEMENT
BETWEEN
MYERS INDUSTRIES, INC.
AND
DAVID B. KNOWLES
Effective Date: June 19, 2009

EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT is entered into as of the 19th day of June, 2009, by and between MYERS INDUSTRIES, INC., an Ohio corporation (the “Company”), and DAVID B. KNOWLES (the “Executive”).
     WITNESSETH:
     WHEREAS, the Company and the Executive (collectively “the Parties”) desire to enter into this Employment Agreement (this “Agreement”) as hereinafter set forth;
     NOW, THEREFORE, the Company and the Executive agree as follows:
     1. DEFINITIONS. For purposes of this Agreement, the following terms shall have the meanings set forth in this Section 1 when used in this Agreement. Certain other terms are defined in the body of this Agreement.
     (a) Agreement. The term this “Agreement” shall mean this Employment Agreement, as it may be amended in writing from time-to-time.
     (b) Annual Bonus. The term “Annual Bonus” shall mean the bonus paid to executives or other employees of the Company pursuant to a formal or informal bonus plan or individual annual bonus arrangement.
     (c) Base Salary. The term “Base Salary” shall mean the salary provided for in Section 4 or any increased salary granted to the Executive in accordance with Section 4.
     (d) Board. The term “Board” shall mean the Board of Directors of the Company.
     (e) Cause. The term “Cause” shall mean:
     (i) Commission by the Executive (evidenced by a conviction or written, voluntary and freely given confession) of a criminal act constituting a felony or which involves fraud, dishonesty or moral turpitude;
     (ii) Commission by the Executive of a material breach or material default of any of the Executive’s agreements or obligations under any provision of this Agreement, including, without limitation, the Executive’s agreements and obligations under Subsections 3(a) through 3(d), Section 10 or Section 11 of this Agreement, which is not substantially cured in all material respects to the reasonable satisfaction of the Board within thirty (30) days after the Board gives written notice thereof to the Executive;
     (iii) Commission by the Executive, when carrying out the Executive’s duties under this Agreement, of acts or the omission of any act, which in the reasonable judgment of the Board both (A) constitutes gross negligence, willful misconduct or a breach of fiduciary duty and (B) results in material economic harm to the Company or has a materially adverse effect on the Company’s operations, properties or business relationships; or

     (iv) Commission by the Executive, whether when carrying out the Executive’s duties under this Agreement or otherwise, of acts or the omission of any act, which in the reasonable judgment of the Board causes or is likely to cause material damage to the reputation or standing of the Company in the business community or the community as a whole.
     (f) Change in Control. The term “Change in Control” shall mean a change in control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended, as in effect on the date of this Agreement (the “Exchange Act”), whether or not the Company is then subject to such reporting requirement; provided that, without limitation, a Change in Control shall be deemed to have occurred if:
     (i) Any “person” (as defined in Sections 13(d) and 14(d) of the Exchange Act), other than Stephen E. Myers, Ellen J. Myers, Kathryn A. Myers, or The Mary S. Myers Revocable Trust dated September 21, 1989, as amended, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing twenty percent (20%) or more of the combined voting power of the Company’s then outstanding securities; provided that a Change in Control shall not be deemed to occur under this clause (i) by reason of the acquisition of securities by the Company or an employee benefit plan (or any trust funding such a plan) maintained by the Company;
     (ii) During any period of one (1) year there shall cease to be a majority of the Board comprised of “Continuing Directors” as hereinafter defined; or
     (iii) There occurs (A) a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than eighty percent (80%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (B) the approval by the stockholders of the Company of a plan of complete liquidation of the Company, or (C) the sale or disposition by the Company of more than fifty percent (50%) of the Company’s assets. For purposes of this Subsection 1(f)(iii), a sale of more than fifty percent (50%) of the Company’s assets includes a sale of more than fifty percent (50%) of the aggregate value of the assets of the Company and its subsidiaries or the sale of stock of one or more of the Company’s subsidiaries with an aggregate value in excess of fifty percent (50%) of the aggregate value of the Company and its subsidiaries or any combination of methods by which more than fifty percent (50%) of the aggregate value of the Company and its subsidiaries is sold.

     (iv) For purposes of this Agreement, a “Change in Control” will be deemed to occur:
     (A) on the day on which a twenty percent (20%) or greater ownership interest described in Subsection 1(f)(i) is acquired, provided that a subsequent increase in such ownership interest after it first equals or exceeds twenty percent (20%) shall not be deemed a separate Change in Control;
     (B) on the day on which “Continuing Directors,” as hereinafter defined, cease to be a majority of the Board as described in Subsection 1(f)(ii);
     (C) on the day of a merger, consolidation or sale of assets as described in Subsection 1(f)(iii); or
     (D) on the day of the approval of a plan of complete liquidation as described in Subsection 1(f)(iii).
     (v) For purposes of this Subsection 1(f), the words “Continuing Directors” mean individuals who at the beginning of any period (not including any period prior to the date of this Agreement) of one (1) year constitute the Board and any new Director(s) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the Directors then still in office who either were Directors at the beginning of the period or whose election or nomination for election was previously so approved.
     (g) Company. The term “Company” shall mean Myers Industries, Inc., an Ohio corporation, and its successors and assigns to the extent permitted under this Agreement.
     (h) Compensation Committee. The term “Compensation Committee” shall mean the Compensation Committee of the Board or its successor.
     (i) Director. The term “Director” shall mean a member of the Board.
     (j) Disability. The term “Disability” shall mean a physical or mental incapacity that prevents the Executive from performing the essential functions of the Executive’s position hereunder, with or without reasonable accommodation, for a period of one hundred eighty (180) consecutive days or a cumulative total of three hundred (300) days in any period of two consecutive fiscal years of the Company.
     (k) Effective Date. The term “Effective Date” shall mean the effective date of this Agreement, which shall be June 19, 2009.

     (l) Employment Term. The term “Employment Term” shall have the meaning set forth in Subsection 2(b) of this Agreement.
     (m) Good Reason. The term “Good Reason” shall mean the occurrence of (i) any material reduction in the position, authority or office of the Executive, (ii) any material reduction in the Executive’s responsibilities or duties for the Company, (iii) any material adverse change or reduction in the aggregate “Minimum Benefits,” as hereinafter defined, provided to the Executive as of the Effective Date (provided that any material reduction in such aggregate Minimum Benefits that is required by law or applies generally to all employees of the Company shall not constitute “Good Reason” as defined hereunder), (iv) any relocation of the Executive’s principal place of work with the Company to a place more than sixty (60) miles from the geographical center of Akron, Ohio, or (v) the material breach or material default by the Company of any of its agreements or obligations under any provision of this Agreement which remains substantially uncured forty five (45) days after the Executive provides written notice thereof to the Board. As used in this Subsection 1(m), an “adverse change or material reduction” in the aggregate Minimum Benefits shall be deemed to result from any reduction or any series of reductions which, in the aggregate, exceeds five percent (5%) of the value of such aggregate Minimum Benefits determined as of the Effective Date. As used in this Subsection 1(m), Minimum Benefits are life insurance, accidental death, long term disability, short term disability, medical, dental, and vision benefits and the Company’s expense reimbursement policy. The Executive shall give written notice to the Company on or before the date of termination of employment for Good Reason stating that the Executive is terminating employment with the Company and specifying in detail the reasons for such termination. If the Company does not object to such notice by notifying the Executive in writing within forty five (45) days following the date of the Company’s receipt of the Executive’s notice of termination, the Company shall be deemed to have agreed that such termination was for Good Reason. The parties agree that “Good Reason” will not be deemed to have occurred merely because the Company becomes a subsidiary or division of another entity following a “Change in Control,” as defined herein, provided the Executive continues to serve as the Executive Vice President and Chief Operating Officer of the new parent company and its subsidiaries. The parties further agree that “Good Reason” will be deemed to have occurred if the purchaser, in a Change in Control transaction, does not assume this Agreement in accordance with Section 14 hereof.
     (n) Parties. The term “Parties” shall mean the Company and the Executive.
     (o) Retirement. The term “Retirement” shall have the definition ascribed to such term in the Company’s Executive Supplemental Retirement Plan as in effect on the Effective Date.
     (p) Severance Benefit Plan. The term “Severance Benefit Plan” shall mean any plan, policy or arrangement providing severance benefits for executive officers (and any other employees) of the Company.

     2. EMPLOYMENT TERM.
     (a) During the Employment Term, the Company shall employ the Executive, and the Executive shall serve the Company, as its Executive Vice President and Chief Operating Officer, based on the terms and subject to the conditions set forth herein.
     (b) The Employment Term shall commence on the Effective Date and shall continue for two years from the Effective Date. This Agreement will automatically be renewed for successive one year terms thereafter unless notice of termination is provided by either Party pursuant to Section 5 of this Agreement.
     3. POSITION, DUTIES, AND RESPONSIBILITIES. At all times during the Employment Term, the Executive shall:
     (a) Hold the position of the Company’s Executive Vice President and Chief Operating Officer, an executive officer, reporting to the Chief Executive Officer;
     (b) Have those duties and responsibilities, and the authority, customarily possessed by an Executive Vice President and Chief Operating Officer of a major corporation and such additional duties as may be assigned to the Executive from time-to-time by the Chief Executive Officer or the Board, as applicable, which are consistent with the positions stated herein;
     (c) Adhere to such written policies and such unwritten policies and directives as are of common knowledge to executive officers of the Company, as may be promulgated from time-to-time by the Board and which are applicable to executive officers of the Company; and
     (d) Devote the Executive’s entire business time, energy, and talent (subject to vacation time in accordance with the Company’s policy applicable to executive officers, illness or injury) to the business, and to the furtherance of the purposes and objectives, of the Company, and neither directly nor indirectly act as an executive of or render any business, commercial, or professional services to any other person, firm or organization for compensation, without the prior written approval of the Board.
     Nothing in this Agreement shall preclude the Executive from devoting reasonable periods of time to charitable and community activities or the management of the Executive’s investment assets, provided such activities do not unreasonably interfere with the performance by the Executive of the Executive’s duties hereunder.
     4. SALARY, BONUS AND BENEFITS. For services rendered by the Executive on behalf of the Company during the Employment Term, the following salary, bonus and benefits shall be provided to the Executive by the Company:
     (a) The Company shall pay to the Executive, in equal installments, according to the Company’s then current practice for paying its executive officers in effect from time-to-time during the Employment Term, an annual Base Salary at the initial rate of Four Hundred Thousand Dollars ($400,000.00). This salary will be reviewed on the first anniversary of the Effective date and thereafter from time-to-time as the Compensation Committee may determine.

     (b) For the Annual Bonus for the fiscal year ending December 31, 2009, an Annual Bonus of not less than One Hundred Fifty Thousand Dollars ($150,000.00) shall be awarded and paid. In subsequent fiscal years, the Executive’s Annual Bonus opportunity shall be calculated based on the achievement of metrics to be established by the Compensation Committee, provided that the target Annual Bonus opportunity shall have a maximum aggregate award of not less than one hundred fifty percent (150%) of the Executive’s Base Salary for such fiscal year. Each Annual Bonus shall be paid in the calendar year immediately following the calendar year to which such Annual Bonus relates.
     (c) The Executive shall be eligible for participation in such other benefit plans, including, but not limited to, the Company’s profit sharing plan, Executive Supplemental Retirement Plan, short-term and long-term disability plans, group term life insurance plan, medical plan or PPO, dental plan, and the 2008 Incentive Stock Plan of Myers Industries, Inc., as the Company may adopt from time-to-time and in which the Company’s executive officers, or employees in general, are eligible to participate. This Subsection 4(c) shall not be deemed to prevent participation in any special plan or arrangement providing special benefits to the Executive which are not available to other employees. Such participation shall be subject to the terms and conditions set forth in the applicable plan documents. As is more fully set forth in Section 8 hereof, the Executive shall not be entitled to duplicative payments under this Agreement and any Severance Benefit Plan.
     (d) Without limiting the generality of Subsection 4(c) above, with respect to life insurance, the Executive shall be entitled to participate in the Company’s group term life insurance plan.
     (e) Without limiting the generality of Subsection 4(c) above, the Executive shall be entitled to a One Thousand Five Hundred Dollars ($1,500.00) per month automobile allowance for each full month during the Employment Term, such allowance to be paid on a monthly basis.
     (f) The Executive shall be entitled to four weeks vacation time per calendar year during the Employment Term.
     (g) On the later of the Effective Date or the date that the Executive begins his employment with the Company, Executive shall be granted stock options (which, to the greatest extent possible, will be incentive stock options) to acquire 30,000 shares of the Company’s common stock, per the 2008 Incentive Stock Plan of Myers Industries, Inc. and the terms generally provided to executives of the Company other than John C. Orr. At the customary time for granting stock options under the 2008 Incentive Stock Plan of Myers Industries, Inc., the Executive will be granted the option to purchase an amount of the Company’s common stock commensurate and in recognition of the Executive’s position as Executive Vice President and Chief Operating Officer of the Company, with terms and provisions similar to those in effect under such plan as of the Effective Date, or such other grant of stock based benefits as determined by the Compensation Committee on like terms as granted to all executives of the Company. The exercise price of all such stock options shall not be less than the fair market value of the Company’s common stock on the date of grant.

     (h) The Executive shall be eligible to participate in the Company’s Executive Supplemental Retirement Plan (the “SERP”), as amended by the Amendment to the Myers Industries, Inc. Supplemental Retirement Plan for David B. Knowles, dated as of the Effective Date (“Amendment”), which Amendment provides that the “Benefit Amount” (as defined in the Amendment) shall be Seventy-Five Thousand Dollars ($75,000.00) per year for ten (10) years.
     (i) The Executive shall be provided with a one-time reimbursement of reasonable costs associated with the Executive’s professional move of personal property from the Executive’s principal place of residence wherever located on or immediately before the Effective Date to the Akron, Ohio area. The Executive shall also be entitled to reimbursement for rental expenses of a furnished, two bedroom residence in the Akron, Ohio area (“Temporary Housing”) with an initial term of three months, and thereafter on a month-to-month basis for Temporary Housing; provided that the number of months of Temporary Housing does not exceed twelve (12) months in the aggregate and the cost of the Temporary Housing does not exceed a gross amount of One Thousand Five Hundred Dollars ($1,500.00) per month. Any amounts to be reimbursed to the Executive pursuant to this Subsection 4(i) shall be paid by the end of the calendar year following the calendar year in which the reimbursement amount relates.
     (j) The Executive shall be provided with a one-time payment equal to Fifty Thousand Dollars ($50,000.00) for: (i) any closing costs or other expenses associated with the sale of Executive’s principal place of residence wherever located on or immediately before the Effective Date; and (ii) any closing costs or other expenses associated with the purchase of Executive’s new principal place of residence in the Akron, Ohio area. This allowance shall be paid on or before March 15, 2010.
     (k) The Executive shall be provided, at the Company’s expense, with director’s and officer’s liability insurance coverage to the same extent as are the Company’s other executive officers with respect to claims against the Executive arising in connection with the Executive’s activities performed on behalf of or in connection with the Executive’s service as an officer or Director of the Company or any affiliate.
     (l) The Executive shall be entitled to use the Company’s corporate membership at Firestone Country Club, as per the Company policy for such use. Executive shall be responsible for any costs related to Executive’s personal use of the Company’s corporate membership at Firestone Country Club.

     5. TERMINATION OF EMPLOYMENT. As indicated in Subsection 2(b), the Employment Term may terminate prior to the date specified therein as follows:
     (a) The Executive’s employment hereunder will terminate without further notice upon the death of the Executive.
     (b) The Company may terminate the Executive’s employment hereunder upon the Executive’s Disability, but in any such event the Executive shall be entitled to full compensation and benefits hereunder until the date of termination.
     (c) The Executive may terminate the Executive’s employment due to the Executive’s Retirement.
     (d) The Company may terminate the Executive’s employment hereunder effective immediately upon giving written notice of such termination for “Cause.”
     (e) The Company may terminate the Executive’s employment hereunder without Cause at any time upon thirty (30) days written notice.
     (f) The Executive may terminate the Executive’s employment hereunder effective immediately upon giving written notice of such termination for “Good Reason.”
     (g) The Executive may terminate the Executive’s employment hereunder without Good Reason at any time upon thirty (30) days written notice.
     (h) Either Party may terminate this Agreement by delivering written notice of non-renewal not later than sixty (60) days prior to the expiration of the Employment Term (or any subsequent renewal term).
     6. SEVERANCE COMPENSATION. If the Executive’s employment terminates, the following severance provisions will apply:
     (a) Except as otherwise provided in Subsection 7(a), if the Executive’s employment is terminated by the Company other than for Cause or Disability or is terminated by the Executive for Good Reason, then for a period of one (1) year commencing on the Executive’s termination date (“Payment Term”), the Company shall:
     (i) continue to pay to the Executive his annual Base Salary in effect on the date of such termination of the Executive’s employment, less all withholding and similar requirements, payable in accordance with the Company’s normal payroll practice for other employees of the Company;
     (ii) pay to the Executive within ninety (90) days following the Executive’s termination of employment a single sum payment equal to one (1) times the Executive’s Annual Bonus at the highest rate in effect during the prior three (3) year period, plus the sum of any accrued Annual Bonus earned in the year prior to the termination of employment but unpaid at the date of such termination, less all withholding and similar requirements;

     (iii) pay to the Executive the entire cost of the premiums for continued medical coverage in accordance with Code Section 4980(B) (“COBRA”) for a one-year period commencing on the date of Executive’s termination of employment, and continue in effect the long term disability protection and any life insurance protection being provided to the Executive immediately prior to the Executive’s termination of employment;
     (iv) continue to pay the automobile allowances as provided in Subsections 4(e) hereof for a one-year period commencing on the date of Executive’s termination of employment; and
     (v) pay for executive outplacement services for the Executive from a nationally recognized executive outplacement firm at the level provided for the most senior executives for a one year period commencing on the date of termination of Executive’s employment.
Notwithstanding the foregoing, if the Company is a “public company” within the meaning of Internal Revenue Code Section 409A (“Section 409A”), any amounts payable to the Executive during the first six months and one day following the date of termination pursuant to this Section 6(a) which are “deferred compensation” under Section 409A and the Treasury Regulations thereunder, after taking into account any exceptions under Treasury Regulation Section 1.409A-1(b)(9)(iii), will be deferred until the date which is six months and one day following such termination, and if any such payments are required to be so deferred the first payment will be in an amount equal to the total amount to which the Executive would otherwise have been entitled during the period following the date of termination of employment if deferral had not been required.
     (b) If the Executive’s employment with the Company is terminated by reason of the Executive’s death or Disability during the Employment Term, the Executive or the Executive’s surviving spouse shall be entitled to receive (i) the Base Salary and Annual Bonus accrued in the year prior to the year in which the death or Disability occurs and unpaid to the date of death or Disability, (ii) any amounts payable under any employee benefit plan of the Company in accordance with the terms of such plan, and (iii) if the Executive and/or the Executive’s surviving spouse and dependents properly elect continued medical coverage in accordance with COBRA, the Company shall pay the entire cost of the premiums for such continued medical coverage for the longer of (A) the maximum required period of coverage under Code Section 4980B(f) or (B) thirty-six (36) months.
     (c) If the Executive’s employment hereunder is terminated by the Company for Cause or terminated by the Executive other than for Good Reason, then no further compensation or benefits will be provided to the Executive by the Company under this Agreement following the date of such termination of employment other than payment of compensation earned to the date of termination of employment but not yet paid. This Subsection 6(c) shall not be interpreted to deny the Executive any benefits to which the Executive may be entitled under any plan or arrangement of the Company applicable to the Executive.

     (d) If the Executive’s employment is terminated as a result of the nonrenewal of this Agreement by the Company, then for a period of one (1) year commencing on the Executive’s termination date, the Company shall continue to pay to the Executive his annual Base Salary in effect on the date of such termination of the Executive’s employment, less all withholding and similar requirements, payable in accordance with the Company’s normal payroll practice for other employees of the Company and no other severance payment obligations shall be payable to the Executive under this Section 6. If the Executive’s employment is terminated as a result of the nonrenewal of this Agreement by the Executive, then the termination shall be treated as a termination with Cause and no severance payment obligations shall be payable to the Executive under this Section 6 as a result of a non-renewal by Executive.
     (e) Notwithstanding anything contained in this Agreement to the contrary, if the Executive breaches any of the Executive’s obligations under Section 10 or 11 hereof, no further severance payments or other benefits will be payable to the Executive under this Section 6.
     7. CHANGE IN CONTROL.
     (a) In General. In the event of a Change in Control, the Executive shall have certain special protections so that the Executive may more fully focus on the issues related to such a Change in Control, and to reward the Executive for the substantial additional effort involved in a Change in Control. The protections and rights are set forth in this Section 7.
     (i) In the event of a termination of the Executive’s employment by the Company in connection with, or within three (3) months after, a Change in Control, the Executive is entitled to, within thirty (30) days following Executive’s termination of employment, and in lieu of any payments under Subsection 6(a)(i), a single sum payment equal to one and one half (1 1/2) times Executive’s annual Base Salary on of the date of termination, less all withholding and similar requirements.
     (ii) In the event of a termination of the Executive’s employment by the Company in connection with, or within three (3) months after, a Change in Control, the Executive is entitled to, within thirty (30) days following Executive’s termination of employment, and in lieu of any payments under Subsection 6(a)(ii), a single sum payment equal to one and one half (1 1/2) times the Executive’s Annual Bonus at the highest rate in effect during the prior three (3) year period, plus the sum of any accrued Annual Bonus earned in the year prior to the termination of employment but unpaid at the date of such termination, less all withholding and similar requirements.

     (iii) In the event of a Change in Control, the Executive will become fully vested in all outstanding stock options, restricted stock or similar awards and any option shall become fully exercisable. The Executive shall have at least ninety (90) days to exercise any option or right with respect to any such award in connection with the Change in Control.
     (iv) In the event of a Change in Control, the Executive will have available the expenses of enforcement provided in Section 21 hereof.
     8. SEVERANCE PLAN. It is the intention of the Parties that this Agreement provide special benefits to the Executive. If at any time the Company maintains a Severance Benefit Plan that would provide better cash severance benefits to the Executive than this Agreement, the Executive may elect to receive such better cash severance benefits in lieu of the cash severance benefits provided under Subsections 6(a)(i) and 6(a)(ii) of this Agreement while continuing to receive any other non-cash severance benefits or coverages available under this Agreement. Under no circumstances will the Executive receive cash severance benefits under both this Agreement and any other Severance Benefit Plan.
     In such case, the cash severance benefits under this Agreement shall be in lieu of the cash severance benefits payable under a Severance Benefit Plan.
     9. PLAN AMENDMENTS. To the extent any provisions of this Agreement modify the terms of any existing plan, policy or arrangement affecting the compensation or benefits of the Executive, as appropriate, (a) such modification as set forth herein shall be deemed an amendment to such plan, policy or arrangement as to the Executive, and both the Company and the Executive hereby consent to such amendment, (b) the Company will appropriately modify such plan, policy or arrangement to correspond to this Agreement with respect to the Executive, or (c) the Company will provide an “Alternative Benefit,” as defined in Section 16 hereof, to or on behalf of the Executive in accordance with the provisions of such Section 16.
     10. CONFIDENTIAL INFORMATION. The Executive agrees that the Executive will not, during the Employment Term or at any time thereafter, either directly or indirectly, disclose or make known to any other person, firm, or corporation any confidential information, trade secret or proprietary information of the Company in violation of the Company’s policies and procedures. Upon termination of the Executive’s employment, and at any other time upon the request of the Company, the Executive will return any and all Company property in the Executive’s possession or control including, without limitation, all confidential, trade secret and proprietary information.
     11. NON-COMPETITION. In consideration of this Agreement and as a condition of employment with the Company, the Executive agrees to execute that certain Non-Competition and Non-Disclosure Agreement between the Parties, dated as of the Effective Date, and to abide by its terms in all respects.
     12. ARBITRATION. The following arbitration rules shall apply to this Agreement:
     (a) In the event that the Executive’s employment shall be terminated by the Company during the Employment Term or the Company shall withhold payments or provision of benefits because the Executive is alleged to be engaged in activities prohibited by Section 10 or 11 hereof or for any other reason, the Executive or the Company shall have the right, in addition to all other rights and remedies provided by law, at the election of either the Executive or the Company, as the case may be, either to seek arbitration in the metropolitan area of Akron, Ohio, under the Commercial Arbitration Rules of the American Arbitration Association by serving a notice to arbitrate upon the other Party or to institute a judicial proceeding, in either case within one hundred and twenty (120) days after having received notice of termination of the Executive’s employment.

     (b) Notwithstanding Subsection 12(a), the Executive and the Company agree that this Subsection 12(b) shall be strictly adhered to for any termination asserted to be for “Cause” or for “Good Reason.” In the event that (i) the Company terminates the Executive’s employment for Cause, or (ii) the Executive resigns the Executive’s employment for Good Reason, the Company and the Executive each shall have thirty (30) days to demand of the American Arbitration Association in writing (with a copy to the other Party) that arbitration be commenced to determine whether Cause or Good Reason, as the case may be, existed with respect to such termination or resignation. The Parties shall have thirty (30) days from the date of such written request to select such third party arbitrator. Upon the expiration of such thirty (30) day period, the Parties shall have an additional thirty (30) days in which to present to such third party arbitrator such arguments, evidence or other material (oral or written) as may be permitted and in accordance with such procedures as may be established by such third party arbitrator. The third party arbitrator shall furnish a written summary of the Executive’s findings to the Parties not later than thirty (30) days following the last day on which the parties were entitled to present arguments, evidence or other material to the third party arbitrator.
     During the period of resolution of a dispute under this Subsection 12(b), the Executive shall receive no compensation by the Company (other than payment by the Company of premiums due before or during such period on any insurance coverage applicable to the Executive hereunder) and the Executive shall have no duties for the Company. If the arbitrator determines that the Company did not have Cause to terminate the Executive’s employment or that the Executive had Good Reason to resign the Executive’s employment, as the case may be, the Company shall promptly pay the Executive in a lump sum any compensation to which the Executive would have been entitled, for the period commencing with the date of the Executive’s termination or resignation and ending on the date of such determination, had the Executive’s employment not been terminated or had the Executive not resigned.
     13. NOTICES. For purposes of this Agreement, all communications provided for herein shall be in writing and shall be deemed to have been duly given when hand delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
(a) If the notice is to the Company:
Myers Industries, Inc.
1293 South Main Street

Akron, OH 44301
Attn: President and Chief Executive Officer
With a copy to:
Benesch Friedlander Coplan & Aronoff LLP
200 Public Square, Suite 2300
Cleveland, Ohio 44114
Attn: Megan L. Mehalko, Esq.
(b) If the notice is to the Executive:
David B. Knowles
7755 Tecumseh Trail
Cincinnati, Ohio 45243
or to such other address as either Party may have furnished to the other in writing and in accordance herewith; except that notices of change of address shall be effective only upon receipt.
     14. ASSIGNMENT; BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors, heirs (in the case of the Executive) and permitted assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred in connection with the sale or transfer of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee expressly assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. The Company further agrees that, in the event of a sale or transfer of assets as described in the preceding sentence, it shall be a condition precedent to the consummation of any such transaction that the assignee or transferee expressly assumes the liabilities, obligations and duties of the Company hereunder. No rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive other than the Executive’s rights to compensation and benefits, which may be transferred only by will or operation of law, except as provided in this Section 14.
     The Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefits payable hereunder following the Executive’s death by giving the Company written notice thereof. In the absence of such a selection, any compensation or benefit payable under this Agreement following the death of the Executive shall be payable to the Executive’s spouse, or if such spouse shall not survive the Executive, to the Executive’s estate. In the event of the Executive’s death or a judicial determination of the Executive’s incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to the Executive’s beneficiary, estate or other legal representative.

     15. INVALID PROVISIONS. Any provision of this Agreement that is prohibited or unenforceable shall be ineffective to the extent, but only to the extent, of such prohibition or unenforceability without invalidating the remaining portions hereof and such remaining portions of this Agreement shall continue to be in full force and effect. In the event that any provision of this Agreement shall be determined to be invalid or unenforceable, the Parties will negotiate in good faith to replace such provision with another provision that will be valid or enforceable and that is as close as practicable to the provisions held invalid or unenforceable.
     16. ALTERNATIVE SATISFACTION OF COMPANY’S OBLIGATIONS. In the event this Agreement provides for payments or benefits to or on behalf of the Executive which cannot be provided under the Company’s benefit plans, policies or arrangements either because such plans, policies or arrangements no longer exist or no longer provide such benefits or because provision of such benefits to the Executive would adversely affect the tax qualified or tax advantaged status of such plans, policies or arrangements for the Executive or other participants therein, the Company may provide the Executive with an “Alternative Benefit,” as defined in this Section 16, in lieu thereof. The Alternative Benefit is a benefit or payment which places the Executive and the Executive’s dependents or beneficiaries, as the case may be, in at least as good of an economic position as if the benefit promised by this Agreement (a) were provided exactly as called for by this Agreement, and (b) had the favorable economic, tax and legal characteristics customary for plans, policies or arrangements of that type.
     17. ENTIRE AGREEMENT, MODIFICATION. This Agreement contains the entire agreement between the Parties with respect to the employment of the Executive by the Company and supersedes all prior and contemporaneous agreements, representations, and understandings of the Parties, whether oral or written. No modification, amendment, or waiver of any of the provisions of this Agreement shall be effective unless in writing, specifically referring hereto, and signed by both Parties.
     18. WAIVER OF BREACH. The failure at any time to enforce any of the provisions of this Agreement or to require performance by the other Party of any of the provisions of this Agreement shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part of this Agreement or the right of either Party thereafter to enforce each and every provision of this Agreement in accordance with the terms of this Agreement.
     19. GOVERNING LAW. This Agreement has been made in, and shall be governed and construed in accordance with the laws of, the State of Ohio. The Parties agree that this Agreement is not an “employee benefit plan” or part of an “employee benefit plan” which is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended.
     20. TAX WITHHOLDING. The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes or other amounts as shall be required to be withheld pursuant to any applicable law or regulation. Where withholding applies to shares of the Company’s common stock, the Company shall make cashless withholding available to the Executive if permissible by law.

     21. EXPENSES OF ENFORCEMENT FOLLOWING A CHANGE IN CONTROL. The Company is aware that upon the occurrence of a Change in Control the Board or a shareholder of the Company may then cause or attempt to cause the Company to refuse to comply with its obligations under this Agreement, or may cause or attempt to cause the Company to institute, or may institute, litigation seeking to have this Agreement declared unenforceable, or may take, or attempt to take, other action to deny the Executive the benefits intended under this Agreement. In these circumstances, the purpose of this Agreement could be frustrated. It is the intent of the Company that the Executive not be required to incur the expenses associated with the enforcement of the Executive’s rights under this Agreement by litigation or other legal action because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Executive hereunder, nor be bound to negotiate any settlement of the Executive’s rights hereunder under threat of incurring such expenses. Accordingly, if following a Change in Control it should appear to the Executive that the Company has failed to comply with any of its obligations under this Agreement or in the event that the Company or any other person takes any action to declare this Agreement void or unenforceable, or institutes any litigation or other legal action designed to deny, diminish or to recover from, the Executive, the benefits intended to be provided to the Executive hereunder, and that the Executive has complied with all of the Executive’s obligations under this Agreement, the Company irrevocably authorizes the Executive from time to time to retain counsel of his choice at the expense of the Company as provided in this Section 21, to represent the Executive in connection with the initiation or defense of any litigation or other legal action, whether by or against the Company or any Director, officer, shareholder or other person affiliated with the Company, in any jurisdiction. Notwithstanding any existing or prior attorney-client relationship between the Company and such counsel, the Company irrevocably consents to the Executive entering into an attorney-client relationship with such counsel, and in that connection the Company and the Executive agree that a confidential relationship shall exist between the Executive and such counsel. The reasonable fees and expenses of counsel selected from time to time by the Executive as herein provided shall be paid or reimbursed to the Executive by the Company on a regular, periodic basis upon presentation by the Executive of a statement or statements prepared by such counsel in accordance with its customary practices, up to a maximum aggregate amount of Five Hundred Thousand Dollars ($500,000.00).
     22. REPRESENTATION. The Company represents and warrants that it is fully authorized and empowered to enter into this Agreement and that the performance of its obligations under this Agreement will not violate any agreement between it and any other person, firm or organization.
     23. SUBSIDIARIES AND AFFILIATES. Notwithstanding any contrary provision of this Agreement, to the extent it does not adversely affect the Executive, the Company may provide the compensation and benefits to which the Executive is entitled hereunder through one or more subsidiaries or affiliates.
     24. NO MITIGATION OR OFFSET. In the event of any termination of employment, the Executive shall be under no obligation to seek other employment. Amounts due the Executive under this Agreement shall not be offset by any remuneration attributable to any subsequent employment the Executive may obtain.

     25. SOLE REMEDY. The Parties agree that the remedies of each against the other for breach of this Agreement shall be limited to enforcement of this Agreement and recovery of the amounts and remedies provided for herein. The Parties, however, further agree that such limitation shall not prevent either Party from proceeding against the other to recover for a claim other than under this Agreement.
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     IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the day and year first above written.

MYERS INDUSTRIES, INC.: (the “Company”)

/s/ John C. Orr John C. Orr, President and Chief Executive Officer

EXECUTIVE:

/s/ David B. Knowles David B. Knowles

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